Exhibit 99.2

Monster Offers Acquires DrHealthShare, the Original Social Media Health
Community

Press Release Source: Monster Offers On Wednesday November 17, 2010,
9:00 am EST

SAN DIEGO--(BUSINESS WIRE)-- Monster Offers (OTCBB:MONT.ob - News) today announced the acquisition of DrHealthShare.com, a Web 3.0 social commerce solution for health and wellness that empowers like-minded collaborators to harness the collective knowledge and experience of the social crowd to improve the depth, breadth, and value of health information.

Founded in early 2008, DrHealthShare brings together people from around the world to ask their health questions and to share experiences, and inspirational stories. DrHealthShare provides a well-organized environment for professional and non-professional users and contributors to quickly launch new health-related topics, post answers, member stories, and more. The DrHealthShare solution was designed from the ground up to provide health professionals and users valuable information and the ability to connect with others who share similar health-related interests.

"In an age where health-related content is influenced by pharmaceutical and insurance companies, DrHealthShare's patient-centric business model extends the communication to anyone who wants to share and participate as well," said Monster Offers CEO, Paul Gain.

Monster Offers plans to integrate the DrHealthShare community into its suite of business solutions. "We see a core value in how DrHealthShare organizes information, and provides relevant search results to health advice-seekers. As a business solution provider, we will offer social media strategy, guidance, and implementation services to health-oriented partner companies and advertisers within the healthcare industry," said Gain.

After months of extensive self-funded research and development, DrHealthShare launched its "Care You Share" Beta site in late 2008, a full year ahead of industry leaders including WebMD Health Exchange.

"Some would argue that the DrHealthShare business model was about two years ahead of its time," said Gain. "The recent growth of health information websites appears to validate the original DrHealthShare social media concept."

For more information, please visit www.monsteroffers.com and www.DrHealthShare.com. To follow Monster Offers on Twitter, please go to: www.twitter.com/MonsterOffers.

About Monster Offers:

Monster Offers is an emerging online technology company specializing in social media commerce and advertising solutions for large Companies and Non Profit Organizations. The Monster Offers company website is http://www.monsteroffers.com.

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, the risks associated with the management appointment described in this press release, and other risks identified in the filings by Monster Offers (MONT), with the Securities and Exchange Commission. Further information on risks faced by MONT are detailed in the Form 10-K for the year ended December 31, 2009, and in its subsequent Quarterly Reports on Form 10-Q. These filings are or will become available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Monster Offers does not undertake any obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Monster Offers
Paul Gain, CEO
760-208-4905


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